Exhibit 10.2

AMENDMENT NO. 5
TO
SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

AMENDMENT NO. 5 to the SERIES B CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, dated October 19, 2010 (“Amendment”), among Echo Metrix, Inc., a Delaware corporation (the “Company”) and Rock Island Capital, LLC, and or assigns, a Florida limited liability company (the “Buyer”).

BACKGROUND

Pursuant to that certain Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009, and entered into by and among the Company and the Buyer, as amended by that certain Amendment No. 1, Amendment No. 2, Amendment No. 3 and Amendment No. 4 to the Series B Convertible Preferred Stock Purchase Agreement, dated September 4, 2009, March 4, 2010, May 28, 2010, and July 29, 2010, respectively, in addition to any and all other addenda thereto (collectively the “Agreement”), the Company has agreed to sell to the Buyer or its designees, and the Buyer has agreed to purchase from the Company, an aggregate of 550,055 shares of the Company’s Series B Preferred Stock, the Cashless Warrants, the Non-Cashless Warrants and the Additional Shares for an aggregate price of $5,000,000.

Subject to the terms and conditions of this Amendment, the Buyer  desires to commit an additional $1,750,000  to the Company, and in exchange for such additional funding, the Company desires to sell to the Buyer or its designees, and the Buyer desires to purchase from the Company, up to 192,500 units (the “Units”), with each Unit consisting of (i) one (1) share of Series B Preferred Stock, (ii) 81.818181 shares of the Company’s common stock and (iii) warrants to purchase 181.818181 shares of the Company’s common stock at an exercise price of $0.01, which warrants shall be identical to the Cashless Warrants, at a per Unit price of $9.090909, for an aggregate purchase price of up to $1,750,000 (the “Additional Consideration”).  As inducement for the Buyer to provide the additional funding, the parties further desire to enter into this Amendment to effect an exchange of 33,000,000 of the outstanding Non-Cashless Warrants for an equal number of Cashless Warrants pursuant to Section 3(a)(9) of the Securities Act and to amend the Agreement so that the Company will no longer be obligated to issue the additional 17,000,000 Non-Cashless Warrants thereunder, but instead will be required to issue an additional 17,000,000 Cashless Warrants (in addition to the other Cashless Warrants that the Company is obligated to issue under the Agreement). For clarity, the parties desire to substitute Cashless Warrants for all Non-Cashless Warrants that were issued or are issuable under the Agreement in accordance with the terms and conditions of this Amendment.

All capitalized terms used but not defined herein shall have the meanings assigned them in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree to amend the Agreement as follows:

1.           Additional Consideration.   In addition to the aggregate Purchase Price of $5,000,000 pursuant to the Agreement, the Buyer shall purchase from the Company, and the Company shall sell to the Buyer,an aggregate of up to 192,500 Units, in exchange for the Additional Consideration, which Additional Consideration shall be paid by the Buyer in installments of at least $100,000 on or before the thirtieth (30th) calendar day following the date of the payment of the prior installment until the total Additional Consideration has been paid, with the first installment of the Additional Consideration to be paid on or before the thirtieth (30th) calendar day following the final payment of the aggregate Purchase Price in accordance with Section 2.4(e) of the Agreement (as amended in Amendment No. 3 to the Agreement).  Following receipt by the Company of each payment of the Additional Consideration as set forth above, the Company shall issue and deliver to the Buyer, within five (5) days of such payment, certificates representing the pro rata portion paid for by such installment of the Series B Shares, the shares of the Company’s common stock and the warrants underlying the Units.  In the event that the Buyer shall fail to timely pay any installment of the Additional Consideration and does not notify the Company in writing at least five (5) days prior to such installment due date (upon which notice the Buyer shall be granted a 7-day extension), the Company may, from and after the expiration of any and all applicable cure periods, terminate the Agreement (as amended) and the same shall become null and void, provided however that Company shall, in any event, retain the portion of the Additional Consideration paid.  If Buyer shall fail to timely pay any installment of the Additional Consideration, the Company shall have no right to pursue any other remedy against Buyer except as set forth in this Section 1(a).  As further inducement for the Buyer to enter into this Amendment and provide the Additional Consideration, the Company and Buyer agree that all outstanding warrants to purchase shares of Common Stock of the Company held by the Buyer and/or its members or assigns shall, as of the date of this Amendment, be amended and hereinafter shall be on terms identical to the Cashless Warrants.  Upon surrender of any outstanding warrant certificate or agreement by the Buyer and/or its members or assigns to the Company, the Company shall promptly cancel such warrant certificate and reissue a new warrant certificate for the same number of warrants on terms identical to the Cashless Warrants.

2.           Amendment to Definitions. The definition of “Non-Cashless Warrants” in Section 1.1 of the Agreement is deleted in its entirety.  The definition of “Cashless Warrants” in Section 1.1 of the Agreement is deleted in its entirety and, in lieu thereof, the following new definition of “Cashless Warrants” is inserted.

“Cashless Warrants”   shall mean warrants to purchase 100,000,000 shares of Common Stock with an exercise price per share of $0.01 and a term of five years, which warrants shall be exercisable on a cashless basis.

3.           Amendment to Section 2.2. Section 2.2 of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.2 is inserted:

2.2  Issuance and Delivery of the Purchase Shares; Cashless Warrants and Additional Shares.

(a)  Following receipt by the Company of each payment of the Purchase Price in accordance with Section 2.4 below, the Company shall issue and deliver to the Buyer, within five (5) days of such payment, certificates representing the pro rata portion paid for by such tranche of each of the Purchase Shares, the Cashless Warrants and the additional 45 million shares of Common Stock (such 45 million shares of Common Stock being referred to herein as the “Additional Shares”).  References to Purchase Shares in this Agreement shall include references to the Cashless Warrants, the Additional Shares, and the shares of common stock issuable upon exercise of the Cashless Warrants.

(b) For clarity, subject to the terms and conditions of the Agreement, as amended by this Amendment, the Company shall issue to the Buyer, (i) with respect to tranche one, 40% of the Purchase Shares, consisting of 220,022 shares of Series B Preferred Stock, Cashless Warrants to purchase 40,000,000 shares of Common Stock, and 18,000,000 Additional Shares, (ii) with respect to tranche two, 6% of the Purchase Shares, consisting of 33,003 shares of Series B Preferred Stock, Cashless Warrants to purchase 6,000,000 shares of Common Stock, and 2,700,000 Additional Shares, (iii) with respect to tranche three, 4% of the Purchase Shares, consisting of 22,002 shares of Series B Preferred Stock, Cashless Warrants to purchase 4,000,000 shares of Common Stock, and 1,800,000 Additional Shares, (iv) with respect to tranche four, 10% of the Purchase Shares, consisting of 55,006 shares of Series B Preferred Stock, Cashless Warrants to purchase 10,000,000 shares of Common Stock, and 4,500,000 Additional Shares, and (v) with respect to tranche five (in accordance with Section 2.4(e), 40% of the Purchase Shares, consisting of 220,022 shares of Series B Preferred Stock, Cashless Warrants to purchase 40,000,000 shares of Common Stock, and 18,000,000 Additional Shares.

(c) For clarity, any and all Non-Cashless Warrants previously issued to the Buyer pursuant to the Agreement and/or any prior amendment thereto are hereby exchanged pursuant to Section 3(a)(9) of the Securities Act for an equal number of Cashless Warrants.  The Buyer shall return the certificates representing any such Non-Cashless Warrants to the Company within five business days of the execution of this Amendment (provided that, the failure of the Buyer to return such certificates to the Company shall not affect the exchange of such Non-Cashless Warrants for an equal number of Cashless Warrants, which exchange shall be effective upon execution of this Amendment).

(d)  For clarity, the obligation to issue warrants pursuant to this Section 2.2 is in lieu of the obligation to issue warrants referenced on Schedule 1 to the Agreement.  Such reference to issuing warrants on Schedule 1 to the Agreement is hereby deleted in its entirety.

4.           Amendment to Section 2,4.(e).  The following reference contained in Section 2.4(e) of the Agreement (see Amendment No. 3) is hereby deleted in its entirety:

Notwithstanding anything to the contrary herein, the Buyer may, at its sole option and without prior notice to the Company, prepay all remaining amounts of the Aggregate Purchase Price due hereunder.

5.           Amendment to Section 2.6(b).  Section 2.6(b) of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.6(b) is inserted:

(b)  The Company shall allow the Buyer to designate for election to the Company’s Board of directors such number of directors as will constitute a majority of the members of the Company’s Board of Directors and such members will at all times while the Buyer or the members of the buyer beneficially own at least 37% of the shares of the Company’s Series B Stock purchased , constitute a majority of the board of directors of the Company.  Such elections are subject to Delaware law, the Rules and Regulations of the Securities and Exchange Commission and the procedures delineated in the Company’s current by-laws and certificate of incorporation.  The Buyer shall also have the right to remove such designees and to fill any vacancy caused by the resignation, death or removal of such designees.

6.           Amendment to Section 2.8.  Section 2.8(v) of the Agreement shall be deleted in its entirety and, in lieu thereof, the following new Section 2.8(v) is inserted:

(v)  the holders of Series B Preferred Shares shall be entitled to cumulative dividends at a rate of 10% per annum, compounded annually and  payable in cash upon conversion of the Series B Shares into shares of common stock or upon such other date as determined by the Board of Directors of the Company.

For the avoidance of doubt, (i) the Buyer shall be entitled to retain all shares of common stock issued as a dividend on the Series B Preferred Shares prior to the date of this Amendment, and (ii) accrual of the cash dividend set forth in Section 2.8(v), as amended herein, shall commence as of the date of this Amendment.

7.           Increase in Authorized Common Stock.  At any time following the date of this Amendment, if it is determined that the Company’s authorized capital stock is insufficient to satisfy the obligations under the Agreement (as amended), including the purchase of the Units, as soon as practicable following the date of such determination, the Company shall use its best efforts to file an amendment to its certificate of incorporation to increase the total authorized shares of common stock of the Company such that the Company is able to satisfy all obligations under the Agreement (as amended).

8.           Amendment to Series B Certificate of Designations.  As soon as practicable following date of this Amendment, the Company shall amend and restate the Certificate of Designations of Series B Preferred Stock in the form of Exhibit A hereto (“the Amended COD”), and file the Amended COD with the Secretary of State of the State of Delaware and with the U.S. Securities and Exchange Commission.

9.           No Other Changes.  All other terms and conditions of the Agreement shall remain in full force and effect as provided in the Agreement.

10.         Execution in Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.         Applicable Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of laws thereof.

12.         Headings.  The headings contained in this Amendment are for convenience of reference only and shall not affect the construction of this Amendment.

13.         Consent.     This Amendment has been negotiated and executed with the mutual consent of both Company and the Buyer.

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IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date set forth above.

ECHO METRIX, INC.

By:/s/ Erica Zalbert
Name: Erica Zalbert
Title: Chief Financial Officer

By:/s/Peter Charles
Name: Peter Charles
Title: Interim Chief Executive Officer

ROCK ISLAND CAPITAL, LLC

By:/s/Richard Grossfeld
Name: Richard Grossfeld
Title: Managing Member